Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this [ ] day of [ ] 201[ ] (the “Effective Date”1), by and between Hoth Therapeutics, Inc., a Nevada corporation with offices at 1 Rockefeller Plaza, Suite 1039, New York, NY 10020 (the “Corporation”), and Robb Knie, an individual residing at 6 Horizon Road, Fort Lee, New Jersey 07024 (the “Executive”), under the following circumstances:

RECITALS:

A.          The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth;

B.          The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth;

C.          The Corporation and the Executive desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Executive’s employment by the Corporation;

D.          The Corporation and the Executive entered into that certain Employment Agreement dated June 1, 2017 as amended on August 4, 2017 and August 4, 2018 (the “Original Employment Agreement”); and

E.          The Corporation and the Executive desire to void both the Original Employment Agreement and enter into this Agreement set forth below.

NOW, THEREFORE, the parties mutually agree as follows:

1.          Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.          Duties. The Executive shall serve as the Chief Executive Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, and such other duties, responsibilities and authority as may be, from time to time, reasonably assigned to him by the Board of Directors (the “Board”) or Chairman of the Board of the Corporation. The Executive shall report directly to the Chairman of the Board of the Corporation. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs, and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the confidentiality provisions set forth in Section 8 below. For the avoidance of doubt, Executive may invest or be involved with other ventures and investments, including intellectual property related ventures and investments, (hereafter “Other Investments”), so long as all Other Investments are disclosed to the Corporation and the Corporation determines that Executive’s involvement in any Other Investment does not contravene any provisions of this Agreement or will breach any of Executive’s duties to Company or its stockholders.

1 Insert closing date of the Company’s initial public offering of its securities.

3.           Term of Employment. The term of this Agreement shall commence upon the Effective Date and shall continue for one (1) year (the “Initial Term”) from such date and shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than six (6) months prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.           Compensation of Executive.

(a)          The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $350,000 per annum (as in effect from time to time, the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but has no right to decrease the Base Salary.

(b)          In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual cash bonus (“Annual Bonus”) in an amount up to $100,000 if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning Bonuses, which criteria shall be adopted by the Compensation Committee annually after consultation with the Executive and which criteria must be reasonably likely to be attainable. Annual Bonuses shall be paid by the Corporation to the Executive promptly after the year end, it being understood that the Compensation Committee’s determinations concerning attainment of any financial targets associated with any bonus determination shall not be determined until following the completion of the Corporation’s annual audit, if any, but in no event later than April 15th of the year following the year for which it is being paid (and if the Executive was employed as of last day of the calendar year to which such Annual Bonus relates, then the Executive shall be entitled to the Annual Bonus for such year, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year). The Compensation Committee may provide for lesser or greater percentage Annual Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time. For the avoidance of doubt, if Executive is employed upon expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year. In his sole discretion, the Executive may elect to receive such annual bonus in common stock of the Corporation at the basis determined by the Compensation Committee in good faith.

(c)          The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(d)          The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives, including group family health insurance coverage, which shall be paid by the Corporation (the “Benefit Plans”). If at any time during the Term, the Corporation does not provide its senior executives with health insurance (including hospitalization) under a Benefit Plan, Executive shall be entitled to secure such health insurance for himself and his immediate family (i.e., spouse and natural born children) and the Corporation shall reimburse Executive for the cost of such insurance promptly after payment by the Executive for such insurance. For the avoidance of doubt, Executive shall be entitled to secure health insurance from high quality companies such as Blue Cross/Blue Shield, United, or Emblem, and the ability to select a no or low deductible plan. If Executive secures such health insurance, such health insurance shall be deemed to be a Benefit Plan hereunder.

(e)          The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation. Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter. The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

(f)          The Corporation shall also maintain (or hire, if applicable) a New York City based executive assistant to assist the Executive with his duties.

5.           Termination.

(a)          This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)          upon the Executive’s death:

(ii)         upon the Executive’s “Total Disability (as herein defined);

(iii)        upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely Non-Renewal Notice in accordance with Section 3, above;

(iv)        at the Executive’s option, upon ninety (90) days prior written notice to the Corporation (other than under the circumstances set forth in Section 5(b)(viii));

(v)         at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive;

(vi)        at the Corporation’s option, in the event of an act or inaction by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation;

(vii)       at the Corporation’s option, upon ninety (90) days prior written notice to the Executive, without Cause. For the purposes of clarity only, this includes any decision by the Corporation to remove Executive as CEO for any reason, other than for Cause and any decision by the Corporation not to renew Executive’s Employment Agreement; and

(viii)      at the Executive’s option, upon written notice to the Corporation at any time within forty (40) days of the consummation of a Change in Control Transaction.

(b)          For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able, and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c)          For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to: (i) a material diminution of duties inconsistent with Executive’s title, authority, duties, and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any relocation of the principal location of Executive’s employment outside of New York City without the Executive’s prior written consent; (iii) any material violation by the Corporation of its obligations (including, without limitation, its compensation obligations) under this Agreement; provided that the Executive has given written notice to the Corporation within ninety (90) days of Executive’s knowledge of the initial occurrence of such event, and the Corporation has failed to cure such acts within thirty (30) days of receipt of such notice, if curable, and the Executive must then terminate his employment within thirty (30) days following the expiration of such cure period for the termination to be on account of Good Reason. For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board or of the board of directors of the Corporation (whether by merger, consolidation, sale, or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis. Any equity grants issued to the Executive pursuant to the terms of this Agreement shall be immediately vested upon consummation of a Change in Control Transaction.

(d)          For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement by Executive or material, gross, and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), or the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny, or embezzlement resulting in material harm to the Corporation by the Executive.

6.          Effects of Termination.

Upon any termination of employment for any reason, whether by the Executive or the Corporation, the Executive shall be paid accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at the date of termination and the reimbursement of documented, unreimbursed expenses incurred on or prior to such date, all paid as promptly as practicable and in accordance with applicable law, and the Executive shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Consolidated Omnibus Budget Reconciliation Act and any similar state law or regulation (collectively, “COBRA Rights”).

The following provisions apply to specified termination events. Any Annual Bonus (including any pro-rated Annual Bonus) payable pursuant to the following provisions shall be paid at the same time that it would have been paid if the Executive’s employment had not terminated.

(a)          Upon termination of the Executive’s employment pursuant to Section 5(a)(i) (Death) or (ii) (Disability), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination; (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA Rights, then for a period of twelve (12) months following the Executive’s termination he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to the Executive; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability. This Section 6(a) shall not terminate or otherwise interfere with any right to disability payments.

(b)          Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) (Voluntary Termination by Executive), 5(a)(v) (Termination for Good Reason), 5(a)(vii) (Termination by the Company Without Cause) or 5(a)(viii) (Termination Within Thirty Days of a Change in Control), in addition to the accrued but unpaid compensation and vacation through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate, to be paid in a single lump sum payment not later than thirty (30) days following such termination, less withholding of all applicable taxes; (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA Rights, then for a period of twelve (12) months following the Executive’s termination he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Employer-Provided COBRA Premium shall be treated as taxable income to the Executive; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment. In addition, any equity grants to Executive shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or 5(a)(vii).

(c)          Upon termination of the Executive’s employment pursuant to Section (vi) (Termination by the Company for Cause), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA Rights, then, for a period of one (1) month following the Executive’s termination, he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for one month of the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Employer-Provided COBRA Premium shall be treated as taxable income to the Executive.

(d)          Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7.          Vacations. The Executive shall be entitled to a vacation of three (3) weeks per year, during which period his Base Salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue, up to a maximum of six (6) weeks of vacation, and shall carry over to the subsequent year.

8.          Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder. All references to the Corporation in Section 8 and Section 9 hereof shall include any subsidiary of the Corporation.

9.          Section 409A.

(a)          The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(b)          To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

(c)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment,” or like terms shall mean Separation from Service.

(d)          Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

(e)          Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(f)          For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Corporation’s taxable year preceding the Corporation’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10.          Miscellaneous.

(a)          The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)          Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c)          This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes, as of the Effective Date, all prior understandings and agreements, whether oral or written, between the Executive and the Corporation with respect to such employment, including but not limited to, the Prior Agreement, and shall not be amended, modified, or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)          This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries, and permitted assigns.

(e)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)          All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h)          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the Effective Date.

(i)          The Corporation and the Executive agree that both the Original Employment Agreement is null and void and that this Agreement governs Executive’s employment.

[Signature Page Follows]

[Execution Page for Employment Agreement]

CORPORATION:

Holt Therapeutics, Inc.

By:

Title: Duly Authorized Chairman of the Compensation Committee

EXECUTIVE: